Exhibit 99.1

Chairman’s Mid-Year Update	July 25, 2011

Dear Shareholder:

Apple REIT Seven, Inc. remains focused on the protection of shareholder principal and the distribution of attractive returns through the ownership and operation of the Company’s 51 Marriott®- and Hilton®-branded hotels. Representing some of the leading brands in the hotel industry, the Apple REIT Seven portfolio of upscale limited-service, extended-stay and full-service hotels, with 6,426 guestrooms and locations in 18 states, was carefully selected based on market and brand as well as past and anticipated future performance. Economic conditions within our markets have fluctuated over the years, with 2009 and 2010 some of the most fiscally challenging times the industry has experienced in recent history, yet our hotels have remained profitable.

Since the beginning of Apple REIT Seven, the Company has consistently maintained a balance sheet among the strongest in the hotel industry. The current debt level is less than 17 percent of our total initial capitalization, which is well below industry averages. Furthermore, since the time of acquisition, we have prudently invested approximately $56 million in capital improvements and since the time of Apple REIT Seven’s first dividend payment, we have paid approximately $342.1 million in shareholder distributions, or approximately $4.45 per share to those who have been shareholders of the Company since the time of the initial closing.

This year, the Company anticipates we will achieve funds from operations of approximately $58 to $63 million, or $0.63 to $0.69 per share and net income of approximately $24 to $29 million, or $0.26 to $0.31 per share. In 2010, modified funds from operations totaled $58.4 million or $0.63 per share, and net income totaled $28.3 million or $0.31 per share.1 The annualized distribution rate for the Company remains at $0.77 per share. The Company sets an annualized distribution rate to provide shareholders consistency over the life of our program. We closely monitor our annualized distribution rate, taking into account varying economic cycles and capital improvements as well as current and projected hotel performance, and may make adjustments as needed, based on available cash resources.

Hotel industry analysts have forecast revenue per available room will be up approximately six to eight percent and average daily rate and occupancy will each be up approximately two to four percent in 2011 as compared to results for 2010.2 With key performance indicators showing steady improvement, I am confident in the long-term success of the Apple REIT Seven program. Our team will continue to diligently work to protect your investment while providing you with attractive distributions. Our long-term goal is and has always been to maximize shareholder value over the life of the program.

We will provide complete financial results in our second quarter report on form 10Q, which we anticipate filing with the Securities and Exchange Commission (www.sec.gov) at the beginning of August. Shareholder summaries will be distributed soon thereafter. As always, thank you for your investment in Apple REIT Seven. For additional information visit www.applereitseven.com.

Sincerely,

Glade M. Knight
Chairman and Chief Executive Officer

Disclosures on reverse

Disclosures
Certain statements contained in this letter other than historical facts may be considered forward-looking statements. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “foresee,” “looking ahead,” “is confident,” “should be,” “will,” “predicted,” “likely” or other words or phrases of similar import. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Apple Seven to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the ability of Apple Seven to implement its operating strategy; Apple Seven’s ability to manage planned growth; changes in economic cycles, and competition within the hotel industry. Although Apple Seven believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this letter will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Apple Seven or any other person that the results or conditions described in such statements or the objectives and plans of Apple Seven will be achieved. In addition, Apple Seven’s qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code. Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in Apple Seven’s SEC reports, including, but not limited to, in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K filed by Apple Seven with the SEC on March 8, 2011. Any forward-looking statement speaks only as of the date of this letter and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

1 Funds from operations (FFO) is defined as net income (computed in accordance with generally accepted accounting principles – GAAP) excluding gains and losses from sales of depreciable property plus depreciation and amortization. Modified funds from operations (MFFO) excludes the gain from settlement of a contingency. The Company considers FFO and MFFO in evaluating operating performance and believes FFO and MFFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of the Company’s activities in accordance with GAAP. FFO and MFFO are not necessarily indicative of cash available to fund cash needs. The difference in projected FFO and projected net income is projected depreciation of approximately $33 to $34 million for the year ending December 31, 2011. The difference in 2010 MFFO and net income was depreciation of approximately $33 million and gain from settlement of contingency of approximately $3.1 million.

2 According to Smith Travel Research, PKF Hospitality Research and PricewaterhouseCoopers